Exhibit 99.1

405 Park Avenue, 4th Floor, New York, NY 10022

Investor Relations: (866) 902-0063

www.thehealthcarereit3.com

Important Notice Regarding Final Liquidating Distribution Payment

March 6, 2019

Dear American Realty Capital Healthcare Trust III, Inc. Shareholder,

Pursuant to the plan of liquidation (the “Plan”), approved by shareholders on December 21, 2017, American Realty Capital Healthcare Trust III, Inc. (“HCT3”) announced plans to sell all properties in its portfolio and pay out proceeds to shareholders.

Healthcare Trust III issued initial liquidating distributions in the amount of $15.75 per share to all shareholders on January 5, 2018.

The second and final distribution of $2.29 per share will be issued on March 7, 2019. This will result in total liquidating distributions paid to you pursuant to the Plan of $18.04 per share.

Management is happy to announce that we have completed the Plan, and as such, the Company is making the final distribution to the HCT3 shareholders.

Distributions paid to you under the Plan, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you for U.S. federal income tax purposes until the distributions exceed the tax basis of your shares of common stock, and then should be taxable to you as a capital gain (assuming you hold your shares as a capital asset). A summary of these tax consequences begins at page 158 of the proxy statement sent to you by HCT3 on or around October 23, 2017. You should consult your own tax advisor for a full understanding of the particular tax consequences of the liquidation to you.

Should you have any questions, please feel free to contact our Investor Relations department at 866-902-0063.

Michael Weil

Chief Executive Officer and President